Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

322 Route 46 West

Parsippany, NJ 07054

Member of

Tel:  (973) 882-8810

Fax: (973) 882-0788

Alliance of worldwide accounting firms

www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment to Registration Statement (Form S-1/A) pertaining to the registration of 500,000 shares of common stock of WeRvaluecoupons.com Inc., of our report dated July 3, 2012 with respect to the financial statements of WeRvaluecoupons.com Inc., for the period from May 9, 2012 (inception date) to May 31, 2012, We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

August 16, 2012